AMENDMENT NO. 4
                                       TO
                              FALCON PRODUCTS, INC.
                   AMENDED AND RESTATED 1991 STOCK OPTION PLAN

         WHEREAS, Falcon Products, Inc. (the "Company") has heretofore adopted the Falcon Products, Inc. Amended and Restated 1991 Stock Option Plan (the "Plan"), as heretofore amended.

         WHEREAS, the Company may issue, under the current Plan, (taking into effect stock dividends and splits), an aggregate of 1,500,000 shares of the Company's common stock, par value $.02 per share, upon the exercise of incentive and nonqualified stock options pursuant to and in accordance with the terms of such Plan;

         WHEREAS options granted under the current Plan terminate immediately upon termination of an optionee, except in the cases of retirement, permanent disability, or death, as pursuant to and in accordance with the terms of such Plan;

         WHEREAS, the Board of Directors has approved an amendment to the Plan, subject to stockholders approval at the next annual meeting of stockholders for purposes of satisfying Section 422 of the Internal Revenue Code, which amendment increases the number of shares issuable upon exercise of options granted under the Plan from 1,500,000 to 2,500,000; and

         WHEREAS the Board of Directors has approved a second amendment to the Plan that is not subject to stockholder approval, which amendment adds a three month period following termination of employment of an optionee not resulting from retirement, permanent disability, or death, within which such optionee may exercise his or her option.

         NOW, THEREFORE, the Company hereby amends the Plan, effective December 6, 2000, in the following respects:

         1. The first sentence of Article III of the Plan be and hereby is deleted in its entirety, and the following substituted in lieu thereof to constitute the first sentence of said Article III from and after effectiveness of this amendment:

         "The aggregate number of shares which may be issued under the Plan shall not exceed 2,500,000 shares of Stock."

         2. The first paragraph of Article IV, Section G, be and hereby is deleted in its entirety, and the following substituted in lieu thereof to constitute the first paragraph of said Article IV, Section G from and after the effectiveness of this amendment:

         "In the event an individual's employment with the Company and its subsidiaries shall terminate for reasons other than: (i) retirement in accordance with the terms of a retirement plan of the Company or one of its subsidiaries (`retirement"); (ii) permanent disability (as defined in Section 22 (e) (3) of the Code); or (iii) death, the individual shall have the right to exercise any Option at any time within the 3 month period following such termination of employment, but only to the extent that the Option was exercisable immediately prior to such termination of employment."

         3. A new  paragraph,  to constitute  the last  unnumbered  paragraph of
Article II of the Plan, be and hereby is added, and shall constitute the last unnumbered paragraph of said Article II from and after the effectiveness of this amendment:

         "Notwithstanding anything to the contrary contained herein, no optionee shall be granted, in any fiscal year of the Company, Options to purchase more than 500,000 shares of Stock (the "Maximum Annual Share Limit"); provided, however, that in connection with his or her initial service, an optionee may be granted Options to purchase up to an additional 500,000 shares of Stock which shall not count against the Maximum Annual Share Limit.

         4. Except as amended herein, the Plan shall remain in full force and effect as heretofore amended.

         IN WITNESS WHEREOF, this Amendment is dated as of the 6th day of December, 2000.


                                By:    /s/ Franklin A. Jacobs
                                     -------------------------------------------
                                     Franklin A. Jacobs, Chairman of the Board,
                                     President, and Chief Executive Officer